Exhibit 99.2

LONE PINE RESOURCES INC. SUITE 1100, 640 - 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces Updated Corporate Presentation and Additional Information on Hutch Slave Point Light Oil Exploration Prospect

CALGARY, ALBERTA, May 28, 2013 — Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX: LPR) today announced that an updated corporate presentation is available in the Investor Relations section of the Company’s website at www.lonepineresources.com. The updated corporate presentation includes additional details regarding two of the Company’s assets — the Hutch Slave Point light oil exploration prospect and the Pointed Mountain shale gas property in the Liard Basin.

Hutch Slave Point Light Oil

In the first quarter of 2012, Lone Pine acquired 99,840 acres of 100% working interest land prospective for Slave Point light oil in the Hutch area of northern Alberta.  Located approximately 125 kilometers northwest of the Company’s Evi asset, the Hutch property provides Lone Pine with a potential second light oil fairway.  Lone Pine now has a total Slave Point land base of over 180,000 gross acres, which provide a significant, concentrated, light oil footprint in Northern Alberta.

Lone Pine was initially attracted to the Hutch area as an analogous extension to the Company’s existing Slave Point acreage, on which the Company has drilled over 100 horizontal wells.  Capitalizing on lower land costs by being a first mover in the area, Lone Pine has watched industry participants acquire land positions in the area and initiate drilling programs that have continued through the first quarter of 2013.  The depth of the Slave Point at Hutch is 1,000 — 1,100 meters versus approximately 1,600 meters at Evi.  Lone Pine estimates development horizontal well costs in the area to be approximately $4 million and estimates that each section may contain 5 — 11 MMbbl of original oil in place.

Tim Granger, President and Chief Executive Officer of Lone Pine commented, “We are excited about the prospects of the Hutch property and are encouraged that industry has begun to take notice of an area that we acquired as part of a grassroots leasing campaign over a year ago.  Being one of the most experienced drillers in the Slave Point formation in Alberta, we look forward to applying that experience and expertise in advancing the exploration of a second light oil prospect in the Company’s portfolio.  With over 150 sections of land, we believe the potential of this property is tremendous.”

Lone Pine is currently evaluating various alternatives to fund the development of the Hutch property.  In addition, the Company continues its previously announced asset portfolio review and will provide an update on this process when the board of directors has approved a specific transaction or otherwise determines that disclosure is necessary or appropriate.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, aims, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to its exploration for and development and production and sale of oil and natural gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves and other risks as described in reports that Lone Pine files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Prices for Lone Pine’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors.  The cost of services and materials needed to produce Lone Pine’s products are also determined by prevailing market conditions, both regional and worldwide.  These factors are beyond Lone Pine’s control and are difficult to predict.  In addition, prices received by Lone Pine for its liquids and natural gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products.  Lone Pine’s financial results and resources are highly influenced by this price volatility.

Estimates for Lone Pine’s future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and natural gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.  The production, transportation, and marketing of liquids and natural gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events.  Lone Pine’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors.  Therefore, Lone Pine can give no assurance that its future results will be as estimated.

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Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada.  Lone Pine’s principal reserves, producing properties and exploration prospects are located in Canada in the provinces of Alberta, British Columbia and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR. For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

Tim Granger

President & Chief Executive Officer

Tel.: (403) 292-8000

Shane Abel

Vice President, Finance & Treasurer

Tel.: (403) 292-8000